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TABLE OF CONTENTS1

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-171536

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell these securities and we and the selling stockholders are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT
SUBJECT TO COMPLETION, DATED FEBRUARY 21, 2012

Prospectus Supplement
(To Prospectus dated January 4, 2011)

47,000,000 Shares

Cobalt International Energy, Inc.

Common Stock

        We are offering 15,700,000 shares of our common stock, par value $0.01 per share. The selling stockholders identified in this prospectus supplement are offering an additional 31,300,000 shares of common stock. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

        Our common stock is listed on The New York Stock Exchange under the symbol "CIE". On February 17, 2012, the last reported sale price of our common stock on The New York Stock Exchange was $34.03 per share.

        Investing in our common stock involves certain risks. See "Risk Factors" on page 5 of the accompanying prospectus.

	Per Share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to us	$	$

Proceeds, before expenses, to the selling stockholders	$	$

        We and the selling stockholders have granted the underwriters an option to purchase up to 7,050,000 additional shares of common stock to cover over-allotments, if any, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

        Delivery of the shares of our common stock will be made on or about                        , 2012.

Goldman, Sachs & Co.	Morgan Stanley	Credit Suisse

Citigroup	J.P. Morgan

Tudor, Pickering, Holt & Co.	Deutsche Bank Securities	RBC Capital Markets	UBS Investment Bank

Howard Weil Incorporated	Stifel Nicolaus Weisel	Capital One Southcoast

The date of this prospectus supplement is            , 2012

        We have not, and the selling stockholders and the underwriters have not, authorized anyone to provide any information other than that contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or the selling stockholders or to which we or the selling stockholders have referred you. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the selling stockholders and the underwriters are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement. The terms "Cobalt," "we," "us," and "our" refer to Cobalt International Energy, Inc. and our subsidiaries unless the context otherwise requires. The term "selling stockholders" refers, collectively, to the selling stockholders named in this prospectus supplement under the caption, "Principal and Selling Stockholders."

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ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

        This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of common stock and also adds to and updates the information contained or incorporated by reference in the accompanying prospectus. The second part is the prospectus, which describes more general information regarding our securities, some of which do not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading "Where You Can Find More Information" in the accompanying prospectus.

        If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus or the information contained in any document incorporated by reference therein, the information contained in the most recently dated document shall control.

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SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement or accompanying prospectus, or incorporated by reference in the accompanying prospectus. As a result, this summary does not contain all of the information that may be important to you or that you should consider before investing in our common stock. You should read carefully this entire prospectus supplement and the accompanying prospectus, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011, and the documents incorporated by reference into the accompanying prospectus, which are described under "Where You Can Find More Information" in the accompanying prospectus.

Overview

        We are an independent, oil-focused exploration and production company with a world-class below salt prospect inventory in the deepwater of the U.S. Gulf of Mexico and offshore Angola and Gabon in West Africa. All of our prospects are oil-focused. In the U.S. Gulf of Mexico, we have drilled as operator two exploratory wells (Ligurian #1 and Criollo #1) and participated as non-operator in three exploratory wells (Heidelberg #1, Shenandoah #1 and Firefox #1) and two appraisal wells (Heidelberg #2 and Heidelberg #3). These drilling efforts have resulted in the Heidelberg and the Shenandoah oil discoveries. We are currently drilling as operator the Ligurian #2 exploratory well. Offshore Angola, we have drilled as operator the Cameia #1 exploratory well on Block 21, which resulted in the Cameia pre-salt oil discovery. We continue to mature high impact prospects in our portfolio for upcoming exploratory drilling in both the deepwater U.S. Gulf of Mexico and the deepwater offshore Angola and Gabon. In addition, we will progress our existing discoveries toward development and production through follow-on appraisal drilling and pre-development planning activities.

Recent Events

Cameia #1 Pre-Salt Exploratory Well (Offshore Angola)

        On August 29, 2011, we announced that we had initiated drilling operations on our Cameia #1 pre-salt exploratory well on Block 21 offshore Angola. On December 20, 2011, we announced that we were evaluating the results of the Cameia #1 exploratory well and that the results at that point in time confirmed the existence of hydrocarbons and were very encouraging. On January 10, 2012, we announced that, through further analysis, the Cameia #1 exploratory well results confirmed (i) our West Africa pre-salt geologic model, (ii) a significant oil column with high quality volatile oil, (iii) anticipated net pay estimates that were better than we originally expected, (iv) a high quality carbonate reservoir, and (v) that our drilling had not encountered an oil-to-water contact. On February 9, 2012, we announced that the Cameia #1 exploratory well was drilled in 5,518 feet (1,682 meters) of water to a total depth of 16,030 feet (4,886 meters), at which point an extensive wire-line evaluation program was conducted. The results of this wire-line evaluation program confirmed the presence of a 1,180 foot (360 meter) gross continuous oil column with over a 75% net to gross pay estimate. No gas/oil or oil/water contact was evident on the wire line logs. An extended Drill Stem Test ("DST") was performed on the Cameia #1 exploratory well to provide additional information. The DST flowed at an un-stimulated sustained rate of 5,010 barrels per day of 44-degree API gravity oil and 14.3 million cubic feet per day of associated gas (approximately 7,400 BOEPD) with minimal bottom-hole pressure drawdown. Upon shut-in, the bottom-hole pressure reverted to its initial state in less than one minute. The wellbore used in the DST had a perforated interval of less than one-third of the reservoir section. The flow rate, which was restricted by surface equipment, facility and safety precautions, confirmed the presence of a very thick, continuous, high quality reservoir saturated with light oil. We believe the well, without such restrictions, would have the potential to produce in excess of 20,000 barrels of oil per day. As the Cameia #1 exploratory well only tested the pre-salt carbonate section and did not drill the entire pre-salt interval, we believe upside potential exists for additional oil in deeper pre-salt intervals. We are the operator of and hold a 40% working interest in the Cameia #1 pre-salt oil discovery.

        Our Cameia #1 pre-salt oil discovery confirms our West Africa pre-salt geologic model, including a working pre-salt petroleum system, significantly de-risks the geologic uncertainty associated with the deepwater Angolan pre-salt play and increases the likelihood of geologic success on our adjacent undrilled prospects offshore Angola and Gabon. In addition, the results of the Cameia #1 exploratory well confirmed or exceeded our pre-drill estimates of oil quality and the reservoir quality and thickness. Such results also lead us to believe that the aerial extent of the Cameia #1 pre-salt oil discovery is between 7,500 and 25,000 acres (30 to 100 square kilometers). Although the results of the Cameia #1 exploratory well support our pre-drill expectations of the prospective area of the Cameia prospect, appraisal wells need to be drilled in order to determine and confirm its aerial extent as well as to test potential deeper pre-salt intervals.

        Given the results obtained from the Cameia #1 exploratory well, plans are underway to immediately drill the Cameia #2 appraisal well prior to drilling the Bicuar #1 pre-salt exploratory well. The Bicuar #1 exploratory well remains a very attractive opportunity and a high priority in our Angola pre-salt exploration program. The Cameia #2 appraisal well is expected to spud in February 2012 and will be drilled to a planned total depth of up to 18,000 feet. The Cameia #2 appraisal well is expected to take 100-120 days to drill, followed by an evaluation period based on the well's results. The Cameia #2 appraisal well will help to determine the extent of the oil discovery as well as test the upside potential in the deeper intervals not tested by the Cameia #1 exploratory well. We have elected to pursue the Cameia #2 appraisal well prior to drilling the Bicuar #1 pre-salt exploratory well in order to accelerate the evaluation of a phased approach for developing the Cameia pre-salt oil discovery. Our current plans are to implement an early production system incorporating a floating, production, storage and offloading ("FPSO") system for the Cameia development. We believe this phased development approach will help us better understand and quantify the pre-salt reservoir performance as well as deliver earlier cash flows than would be possible using an immediate full field development strategy. We are currently preparing the development schedule and do not currently have an estimate of first oil and cash flows from this discovery at this time.

        The Cameia #1 exploratory well is the first well we have drilled offshore Angola. Interpretation of the results of the Cameia #1 exploratory well are preliminary and have not been evaluated by an independent third-party. The Cameia pre-salt oil discovery is not a proved reserve. Undue reliance should not be placed on any of the conclusions, estimates or calculations derived from the results of the Cameia #1 exploratory well. The completion of the Cameia #2 appraisal well, as well as potential additional appraisal wells, other testing and production from completed and producing wells, will be required to further appraise this discovery, to better estimate its characteristics and potential resources and reserves and to ultimately understand its commerciality. Accordingly, there can be no assurance whether the Cameia prospect will contain oil in sufficient quantities or quality to recover drilling and completion costs or to be economically viable.

Heidelberg #3 Appraisal Well in the U.S. Gulf of Mexico

        We participated as a non-operator in the Heidelberg #3 appraisal well, which was spud in late 2011 in Green Canyon block 903. The Heidelberg #3 well appraised the Heidelberg Miocene oil discovery where more than 200 feet of net oil pay was discovered in February 2009. On February 16, 2012, the operator of the Heidelberg #3 well announced the successful results of the well, which encountered approximately 250 feet of net pay thickness in high-quality Miocene sands. The appraisal well was drilled to a total depth of 31,030 feet in approximately 5,000 feet of water, about 1.5 miles south and 550 feet structurally updip from the Heidelberg #1 well. Log and pressure data from the Heidelberg #1 exploratory well and Heidelberg #3 appraisal well indicate excellent quality, continuous and pressure-connected reservoirs with high-quality oil. The operator announced that it plans to immediately sidetrack the well to determine the down-dip extent of the field and also plans to initiate pre-FEED (front-end engineering and design) activities to prepare for sanctioning and a development project. We have a 9.375% working interest in the Heidelberg prospect.

Our Competitive Strengths

  Key Discoveries in U.S. Gulf of Mexico and West Africa

        We have been successful in our exploration efforts in each of our focus areas. In West Africa, we recently announced the significant Cameia pre-salt oil discovery. Plans are underway to immediately drill the Cameia #2 appraisal well to accelerate our planned phased approach for developing this discovery. In the U.S. Gulf of Mexico, we have participated in oil discoveries in both the Miocene and Inboard Lower Tertiary through our interests in both the Heidelberg #1 and Shenandoah #1 exploratory wells. We have participated in drilling the Heidelberg #3 appraisal well and will participate in the Shenandoah #2 appraisal well. We believe that these discoveries significantly de-risk and balance our asset portfolio.

  Pure-play, high-potential, deepwater portfolio

        Offshore Angola and Gabon.    Offshore Angola and Gabon are characterized by the presence of salt formations and oil-bearing sediments located in post-salt and pre-salt horizons, which we believe will be geologically analogous to large, multi-million barrel discoveries offshore Brazil. We have exploration, development and production licenses on Blocks 9, 20 and 21 offshore Angola and on the Diaba block offshore Gabon, comprising approximately 5.6 million gross acres, equivalent to approximately 1,000 blocks in the deepwater U.S. Gulf of Mexico, and 1.8 million acres net to our working interest.

        Deepwater U.S. Gulf of Mexico.    Although deepwater has been the focus for major oil companies since the 1980s, due to a step change in technology for imaging and drilling prospects below salt, the industry has transitioned focus from above salt to below salt plays. Our data-intensive approach to prospect analysis, coupled with the expertise of our technical team, allowed us to capture a significant portion of the most competitively sought after leases in the 2007 and 2008 Central and Western Gulf of Mexico Lease Sales. Of the 200 blocks we acquired in these lease sales, 24 attracted four or more bids. No other company acquired more blocks with four or more bids in these lease sales. Historical information of lease sales conducted by the U.S. Bureau of Ocean Energy Management, Regulation and Enforcement suggests that more competitively bid deepwater U.S. Gulf of Mexico lease blocks have significantly higher drilling success rates. As of December 31, 2011, our leasehold position in the U.S. Gulf of Mexico is comprised of interests in 231 deepwater blocks.

  Oil-focused, high margin inventory with near-term catalytic events

        We believe our oil-focused prospects, if proved to contain commercial hydrocarbons, will create significant shareholder value because of high operating margins resulting from strong oil price fundamentals and the economies of scale typical of large offshore oil field developments. We have several near term high impact exploratory and appraisal wells to be drilled over the next 12 to 18 months. Among these are several large, oil-focused high impact wells in the deepwater U.S. Gulf of Mexico, including our North Platte, Shenandoah, Rum Ramsey, Ardennes, and Aegean prospects, and in the deepwater offshore Angola, including our Bicuar, North Cameia (which is a pre-salt prospect high-graded by further reprocessing of our Block 21 seismic data), Lontra and Loengo pre-salt prospects, and in the deepwater offshore Gabon, including our Mango and Mango South pre-salt prospects.

  Long-lived leasehold positions that cannot be replicated

        In both the U.S. Gulf of Mexico and offshore West Africa, we have acquired leases or licenses with long-lived tenures that we believe add substantial value to our overall portfolio through both the time horizon over which to execute our programs and through the relative scarcity of comparable access. As the majority of our leases in the U.S. Gulf of Mexico were awarded in 2007 and 2008, and have 10 year initial terms, approximately 76% of our current regional leasehold does not expire until after 2015. We believe the long duration of our leases provide a significant competitive advantage. Offshore Angola, the Risk Services Agreement governing our rights on Block 9 provides for an initial four year exploration period with an optional exploration phase of three additional years, the Production Sharing Contract governing our rights on Block 20 provides for an initial five-year exploration period with an optional exploration phase of three additional years, and the Risk Services Agreement governing our rights on Block 21 provides for an initial five-year exploration period with an optional exploration phase of three additional years. We executed the Block 9 and Block 21 Risk Services Agreements in February 2010 and the Block 20 Production Sharing Contract in December 2011. Offshore Gabon, the Production Sharing Contract for the Diaba Block, which we farmed into in February 2008, provides for an exploration phase ending January 2017, prior to which the contractor group must drill one exploratory well.

  Operating control over the majority of our portfolio

        In order to better maintain control over our asset portfolio, we have established a leasehold position comprised primarily of operated properties. This includes operating approximately 75% of our U.S. Gulf of Mexico lease blocks, as well as each of our three blocks offshore Angola. As operator, we have primary control over prospect selection, exploration and development timing and capital allocation, as well as the ability to implement logistical practices that we believe will allow us to shorten the time between resource discovery and first production.

  Long-term strategic relationships with industry leading E&P companies

        Since April 2009, we have developed a long-term alliance with TOTAL E&P USA, INC. ("Total") in which, through a series of transactions, we combined our respective U.S. Gulf of Mexico exploratory lease inventory (which excludes the Heidelberg portion of our Ligurian/Heidelberg prospect, our Shenandoah prospect, and all developed or producing properties held by Total in the U.S. Gulf of Mexico) through the exchange of a 40% interest in our leases for a 60% interest in Total's leases. We are the operator on behalf of the alliance through the exploration and appraisal phases of development. As part of the alliance, Total committed, among other things, to (i) pay up to $300 million to carry a substantial share of our costs with respect to a five-well program (above the amounts Total has agreed to pay as owner of a 40% interest), (ii) pay 40% of the general and administrative costs relating to our operations in the U.S. Gulf of Mexico during the 10-year alliance term and (iii) award us up to $180 million based on the success of the alliance's initial five-well program, in all cases subject to certain conditions and limitations. As of December 31, 2011, approximately $193 million of the $300 million that Total is obligated to carry remains available to us, as does the potential award of up to $180 million based on the success of the alliance.

        On April 22, 2009, we announced a partnership in the U.S. Gulf of Mexico with Sonangol pursuant to an agreement we had entered into with Sonangol immediately following the 2008 Central Gulf of Mexico Lease Sale, whereby Sonangol acquired a 25% non-operated interest of our pre-Total alliance interests in 11 of our U.S. Gulf of Mexico leases. The price Sonangol paid us for this interest was calculated using the price we paid for these leases plus $10 million to cover our historical seismic and exploration costs. Sonangol has since acquired a 15% non-operated interest in four additional U.S. Gulf of Mexico leases pursuant to this partnership bringing the total partnership portfolio to 15 U.S.

Gulf of Mexico leases. This transaction is notable as it represents Sonangol's initial entry into the North American exploration and production sector.

  Significant investments in technology and data allow for enhanced prospect maturation

        Our prospect generation approach is predicated upon a thorough, basin-wide understanding of the geologic trends within our focus areas and differs considerably from often-followed industry practice of acquiring more narrowly focused, prospect-specific data on a block-by-block basis. Consistent with our approach, upon our formation in November 2005, we immediately began acquiring the latest regional seismic data to complement our team's experience in the deepwater U.S. Gulf of Mexico and offshore West Africa. Through these continued efforts, we have systematically acquired what we believe to be one of the industry's most extensive and current seismic databases in our focus areas, covering approximately 70% of the deepwater U.S. Gulf of Mexico and a substantial portion of our focus area offshore Angola and Gabon. We believe our library of data is among the best in the industry for our particular areas of focus, and rivals that of the supermajor oil companies.

  Experienced management and technical teams with proven expertise

        We are led by management and technical teams that have significant experience finding and developing oil and natural gas reserves in our focus regions. Our management team has a track record of developing multi-billion dollar projects worldwide and across the oil and natural gas value chain. In addition, our management team has an established base of relationships with domestic and foreign governments, national and international oil companies, service companies and independent oil and gas companies, all of which we believe enhance our competitiveness. Our technical team consists of geologists, geoscientists, engineers and operators possessing an average of over approximately 25 years of industry experience exploring for and developing oil and natural gas in the U.S. Gulf of Mexico and offshore West Africa.

  Significant financial flexibility

        As of December 31, 2011, we had $1.5 billion of liquidity, including our existing cash, cash equivalents, investments on hand and restricted cash. As of December 31, 2011, after giving effect to this offering and the receipt of net proceeds to us thereof (assuming no exercise of the underwriters' over-allotment option), we will have over $         billion of liquidity. We believe our capital position will allow us to fund capital expenditures and provide for general corporate purposes.

Our Strategy

        Since our inception, our strategy has been to:

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  Focus on the world's most prospective oil-prone basins;

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  Develop a large, diversified portfolio to mitigate exploration and political risks;

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  Access opportunities with long-lived tenures through lease sales and license rounds;

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  Target large working interest positions with operating control;

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  Maintain financial and technical discipline; and

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  Leverage our team's expertise in exploring for and developing below salt structures.

        To that end, we have established a current portfolio of well-defined prospects located in the deepwater U.S. Gulf of Mexico, in Blocks 9, 20 and 21 offshore Angola and in the Diaba Block offshore Gabon. We believe these asset positions would be impossible to replicate today. We have several near-term high impact exploratory and appraisal wells to be drilled over the next 12 to 18 months. By bringing to bear the significant competitive advantages that we possess, we plan to efficiently drill and develop our prospects, recognize proved reserves, achieve production and generate operating cash flow on an accelerated basis, thereby increasing our net asset value.

Corporate Governance Developments

        Upon completion of this offering of the number of shares of common stock set forth on the cover of this prospectus supplement (with or without giving effect to the exercise of the underwriters' over-allotment option), funds affiliated with First Reserve Corporation, Goldman, Sachs & Co., Riverstone Holdings LLC and The Carlyle Group, and KERN Partners Ltd. and certain limited partners in such funds affiliated with KERN Partners Ltd., respectively (together, our "financial sponsors"), will continue to control a majority of the voting power of our outstanding common stock. However, should the number of shares of common stock sold by us increase from such number set forth on the cover of this prospectus supplement, or should the number of shares of common stock sold by the selling stockholders increase from such number set forth on the cover of this prospectus supplement, the financial sponsors may control less than a majority of the voting power of our outstanding common stock following this offering. Should this event occur, we would no longer qualify as a "controlled company" for purposes of the exemptions from The New York Stock Exchange ("NYSE") corporate governance standards. Consequently, we would be required to have at least one independent director on each of our nominating and corporate governance and compensation committees upon completion of this offering, a majority of independent directors on those committees within 90 days after the completion of this offering, and fully independent nominating and corporate governance and compensation committees and a majority independent board within one year after the completion of this offering. We would also be required to perform an annual performance evaluation of our nominating and corporate governance and compensation committees. Prior to this offering, our board of directors has determined that one of the three members of our nominating and corporate governance committee, one of the five members of our compensation committee, three of the three members of our audit committee and three of the twelve members of our board of directors are independent for purposes of the NYSE corporate governance standards. Should we no longer qualify as a "controlled company" as a result of this offering, we would intend to appoint additional directors and/or deem certain of our existing directors independent who meet the NYSE independence requirements within the time periods required by the NYSE corporate governance standards.

        Furthermore, should it occur, our financial sponsors' ceasing to control a majority of the voting power of our outstanding common stock will cause certain provisions set forth in our certificate of incorporation and bylaws to take effect. Such provisions concern:

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  Election of Directors.  All of our directors would no longer be elected annually. Instead, our board would be classified into three equally-sized (or as near as possible) classes of directors, with directors in each class serving for a period ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected. Following our financial sponsors ceasing to control a majority of the voting power of our outstanding common stock, our board would initially apportion sitting directors among the three classes. The terms of the directors initially apportioned to Class I, Class II, and Class III would end on the first, second, and third annual meeting of stockholders, respectively, following such cessation of control.

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  Removal of Directors.  Our directors could no longer be removed without cause. Instead, our directors could only be removed for cause with the affirmative vote of stockholders holding not less than a majority of the shares then entitled to vote generally in the election of directors, voting together as a single class.

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  Written Consent of Stockholders.  Stockholders holding not less than the minimum number of votes that would be necessary to authorize or take any action required or permitted to be taken at any annual or special meeting of stockholders at which all shares entitled to vote thereon were present and voted could no longer take such action by written consent. Instead, any such action could only be taken upon a vote of stockholders at an annual or special meeting of stockholders duly noticed and called in accordance with our bylaws and Delaware law.

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  Special Meetings.  Stockholders holding a majority of the outstanding shares of our common stock would no longer have the power to call a special meeting of stockholders. Instead, only our board of directors or the chairman of the board may call a special meeting of stockholders.

        To the extent the number of shares of common stock to be sold by us and the selling stockholders in this offering remains as set forth on the cover of this prospectus supplement (or at least does not change in a way which would cause our financial sponsors to control less than a majority of the voting power of our common stock), our financial sponsors may still control a majority of the voting power of our common stock upon completion of this offering and we would therefore remain a controlled company for NYSE purposes and our existing certificate of incorporation and bylaws would remain unchanged. There can be no assurance, however, that these changes will not be triggered in the future.

The Offering

Issuer	Cobalt International Energy, Inc.
Common stock offered by us	15,700,000 shares of common stock, par value $0.01 per share.
Common stock offered by the selling stockholders	31,300,000 shares of common stock, par value $0.01 per share.
Common stock to be outstanding after this offering	407,876,415 shares of common stock, par value $0.01 per share (assuming no exercise of the underwriters' over-allotment option).
Over-allotment option

We and the selling stockholders have granted to the underwriters an option to purchase up to 7,050,000 additional shares of common stock at the public offering price, less the underwriting discount, to cover over-allotments, if any, for a period of 30 days from the date of this prospectus supplement.

Use of Proceeds

We expect to receive net proceeds from this offering of our common stock of approximately $                  (or approximately $                  if the underwriters exercise their over-allotment option in full), after expenses and underwriting discounts. We intend to use the net proceeds from this offering to us to fund our capital expenditures and for general corporate purposes. We will not receive any of the proceeds from the sale of the common stock offered by the selling stockholders.

Conflicts of Interest

Because Goldman, Sachs & Co., one of the participating underwriters, may be deemed to beneficially own in excess of 10% of our issued and outstanding common stock, the Financial Industry Regulatory Authority ("FINRA") deems Goldman, Sachs & Co. to be our "affiliate" and to have a "conflict of interest" with us within the meaning of FINRA Rule 5121 ("Rule 5121"), as administered by FINRA. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of equity securities for which a "bona fide public market," as defined by FINRA Rule 5121(f)(3), exists.

New York Stock Exchange Listing	Our common stock is listed on the NYSE under the symbol "CIE."

Risk Factors

An investment in our common stock involves certain risks. You should carefully consider the risks described under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011, as well as other information included in this prospectus supplement or the accompanying prospectus or incorporated by reference into the accompanying prospectus before making a decision to purchase the common stock offered hereby. Additional risks and uncertainties that we do not know about or that we currently believe are not material may also adversely affect our business, financial condition, results of operations and prospects.

        The number of shares of common stock that will be outstanding after this offering is based on 392,176,415 shares of our common stock outstanding as of December 31, 2011 and excludes:

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  up to 1,560,741 shares of our common stock issuable upon settlement of restricted or deferred stock units and exercise of stock options outstanding under our Long Term Incentive Plan, Non-Employee Directors Compensation Plan and Deferred Compensation Plan; and

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  10,023,861 shares of our common stock reserved for grants of future awards under our Long Term Incentive Plan and Non-Employee Directors Compensation Plan.

        All applicable share, per share and related information in this prospectus supplement speaks as of December 31, 2011, unless otherwise indicated.

USE OF PROCEEDS

        We expect to receive net proceeds from this offering of our common stock of approximately $                  (or approximately $                  if the underwriters exercise their over-allotment option in full), after expenses and underwriting discounts. We intend to use the net proceeds to us from this offering to fund our capital expenditures and for general corporate purposes.

        We will not receive any of the proceeds from the sale of the common stock offered by the selling stockholders.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and documents incorporated by reference into the accompanying prospectus contain estimates and forward-looking statements. Our estimates and forward-looking statements are mainly based on our current expectations and estimates of future events and trends, which affect or may affect our businesses and operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to us. Many important factors, in addition to the factors described in this prospectus supplement, the accompanying prospectus and documents incorporated by reference into the accompanying prospectus, may adversely affect our results as indicated in forward-looking statements. You should read this prospectus supplement, the accompanying prospectus and documents incorporated by reference into the accompanying prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

        Our estimates and forward-looking statements may be influenced by the following factors, among others:

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  the discovery and development of oil and gas reserves;

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  to what extent the implementation of our and our partners' prospect development and drilling plans is successful;

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  projected and targeted capital expenditures and other costs and commitments;

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  the availability, cost and reliability of drilling rigs, containment resources, production equipment and facilities, supplies, personnel and oilfield services;

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  our and our partners' ability to obtain permits and licenses and drill in the U.S. Gulf of Mexico and offshore West Africa;

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  current and future government regulation of the oil and gas industry and our operations;

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  changes in environmental laws or the implementation or interpretation of those laws;

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  the costs and delays associated with complying with additional legislation and regulation of the oil and gas industry;

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  our ability to obtain financing;

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  uncertainties inherent in making estimates of our oil and natural gas data;

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  our dependence on our key management personnel and our ability to attract and retain qualified personnel;

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  termination of or intervention in concessions, licenses, permits, rights or authorizations granted by the United States, Angolan and Gabonese governments to us;

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  competition;

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  the volatility of oil prices;

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  our ability to successfully develop our current prospects and to find, acquire or gain access to other prospects;

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  the ability of the containment resources we have under contract to perform as designed or contain or cap any oil spill, blow-out or uncontrolled flow of hydrocarbons;

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  the availability and cost of developing appropriate infrastructure around and transportation to our prospects;

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  military operations, terrorist acts, wars or embargoes;

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  our vulnerability to severe weather events, especially tropical storms and hurricanes in the U.S. Gulf of Mexico;

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  the cost and availability of adequate insurance coverage; and

  •
  other risk factors discussed in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2011.

        The words "believe," "may," "will," "aim," "estimate," "continue," "anticipate," "intend," "expect," "forecast," "plan" and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements speak only as of the date they were made, and, except to the extent required by law, we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. As a result of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus supplement, accompanying prospectus and documents incorporated by reference into the accompanying prospectus might not occur and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, including, but not limited to, the factors mentioned above. Because of these uncertainties, you should not place undue reliance on these forward-looking statements.

PRICE RANGE OF OUR COMMON STOCK

        Our common stock is traded on the NYSE under the symbol "CIE." On February 17, 2012, the last reported sale price for our common stock on the NYSE was $34.03 per share. As of December 31, 2011, we had approximately 107 stockholders of record. The following table sets forth, for the periods indicated, the reported high and low sale prices for our common stock on the NYSE.

	Price Range
	High	Low
Year ending December 31, 2012
First Quarter (through February 17, 2012)	$36.51	$15.63
Year ended December 31, 2011
Fourth Quarter	$16.24	$6.30
Third Quarter	14.87	7.51
Second Quarter	17.22	12.03
First Quarter	17.14	12.39
Year ended December 31, 2010
Fourth Quarter	$13.50	$8.99
Third Quarter	10.01	7.00
Second Quarter	14.22	6.16
First Quarter	16.07	11.85

DIVIDEND POLICY

        At the present time, we intend to retain all of our future earnings, if any, generated by our operations for the development and growth of our business. The decision to pay dividends on our common stock is at the discretion of our board of directors and depends on our financial condition, results of operations, capital requirements and other factors that our board of directors deems relevant.

 PRINCIPAL AND SELLING STOCKHOLDERS

        As of December 31, 2011, we had 392,176,415 shares of common stock outstanding, which are our only outstanding voting securities. The following table sets forth certain information with respect to the beneficial ownership of our common stock, on a fully-diluted basis, as of December 31, 2011, for:

  •
  each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  each selling stockholder.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of December 31, 2011, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The underwriters of this offering have an option to purchase up to 7,050,000 additional shares of common stock to cover over-allotments, if any. The following table assumes that such option will not be exercised.

        Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Two Post Oak Central, 1980 Post Oak Boulevard, Suite 1200, Houston, Texas 77056.

	Shares Beneficially Owned Before the Offering			Shares Beneficially Owned After the Offering**
			Number of Shares Being Offered**
Name and Address of Beneficial Owner	Number	Percent		Number	Percent
Five Percent Stockholders
The Carlyle/Riverstone Funds(1)	74,862,984	19.09%	8,829,500	66,033,484	16.19%
The First Reserve Funds(2)	74,183,499	18.92%	8,749,361	65,434,138	16.04%
The Goldman Sachs Group, Inc.(3)	74,869,072	19.09%	8,830,110	66,038,962	16.19%
The KERN Fund(4)	32,035,093	8.17%	3,778,287	28,256,806	6.93%
Wellington Management Company, LLP(5)	25,915,351	6.61%	—	25,915,351	6.35%
Directors and Named Executive Officers
Joseph H. Bryant(6)	5,458,511	1.39%	650,000	4,808,511	1.18%
John P. Wilkirson(7)	431,325	*	—	431,325	*
James H. Painter(8)	1,934,673	*	27,231	1,907,442	*
James W. Farnsworth(9)	2,009,234	*	285,511	1,723,723	*
Van P. Whitfield(10)	1,425,025	*	100,000	1,325,025	*
Peter R. Coneway(11)	—	—%	—	—	—%
Jack E. Golden(12)	111,316	*	50,000	61,316	*
Michael G. France(13)	—	—%	—	—	—%
N. John Lancaster(11)	—	—%	—	—	—%
Scott L. Lebovitz(14)	—	—%	—	—	—%
Jon A. Marshall(15)	27,879	*	—	27,879	*
Kenneth W. Moore(13)	—	—%	—	—	—%
Kenneth A. Pontarelli(14)	—	—%	—	—	—%
Myles W. Scoggins(16)	5,000	*	—	5,000	*
D. Jeff van Steenbergen(17)	—	—%	—	—	—%
Martin H. Young, Jr.(18)	13,920	*	—	13,920	*

*
Denotes less than 1% of common stock beneficially owned.

**
Assumes no exercise of the underwriters' over-allotment option.

(1)
The Carlyle/Riverstone Funds are compromised of the following entities: Carlyle/Riverstone Global Energy and Power Fund III, L.P. ("C/R Global"), C/R Energy III Cobalt Partnership, L.P. ("C/R Energy"), Riverstone Energy Coinvestment III, L.P. ("Riverstone Energy"), Carlyle Energy Coinvestment III, L.P. ("Carlyle Energy"), C/R Cobalt Investment Partnership, L.P. ("C/R Cobalt") and C/R Energy Coinvestment II, L.P. ("C/R Coinvestment"). The shares held by each of C/R Global, C/R Energy, Riverstone Energy and Carlyle Energy may be deemed to be beneficially owned by C/R Energy GP III, LLC ("GP III"). GP III exercises investment discretion and control over the shares held by each of C/R Global and C/R Energy, through their mutual general partner, Carlyle/Riverstone Energy Partners III, L.P., of which GP III is the sole general partner. GP III also has the power to direct the voting and disposition of the shares held by each of Riverstone Energy and Carlyle Energy. The shares held by each of C/R Cobalt and C/R Coinvestment may be deemed to be beneficially owned by C/R Energy GP II, LLC ("GP II"). GP II exercises investment discretion and control over the shares held by each of C/R Cobalt and C/R Coinvestment through their mutual general partner, Carlyle/Riverstone Energy Partners II, L.P., of which GP II is the sole general partner. GP III and GP II are each managed by a managing board. Daniel A. D'Aniello, William E. Conway, Jr., David M. Rubenstein, Edward J. Mathias, Pierre F. Lapeyre, Jr., David M. Leuschen and Michael B. Hoffman, as members of the managing boards of each of GP III and GP II, may be deemed to share beneficial ownership of the shares beneficially owned by GP III and GP II. Such persons disclaim such beneficial ownership. The address of each of the Carlyle/Riverstone Funds is 712 Fifth Avenue, 51st Floor, New York, NY 10019.

(2)
The First Reserve Funds are comprised of the following entities: First Reserve Fund XI, L.P. ("FR Fund XI") and FR XI Onshore AIV, L.P. ("FR XI Onshore"). 55,601,595 shares of Cobalt International Energy, Inc. common stock are owned by FR Fund XI. First Reserve GP XI, L.P. ("FR GP XI LP") is the general partner of FR Fund XI. First Reserve GP XI, Inc. ("FR GP XI Inc.") is the general partner of FR GP XI LP. 18,581,904 shares of Cobalt International Energy, Inc. common stock are owned by FR XI Onshore. FR GP XI LP is the general partner of FR XI Onshore. FR GP XI Inc. is the general partner of FR GP XI LP. Decisions with respect to voting and investments are made by William E. Macaulay, Timothy H. Day, Alex T. Krueger and Mark A. McComiskey, who are members of the Investment Committee of FR GP XI, Inc., are all Managing Directors of FR GP XI, Inc. and all disclaim beneficial ownership of any shares of the issuer's equity securities owned by such entities or their affiliates (including FR Fund XI and FR XI Onshore). With respect to investments held by these entities, decisions with respect to operations oversight are made by the officers that work most closely on a given investment, which includes Messrs. Kenneth W. Moore and Michael G. France in the case of Cobalt. The address of FR GP XI LP, FR GP XI Inc., FR Fund XI and FR XI Onshore is c/o First Reserve Management, L.P., One Lafayette Place, Greenwich, Connecticut 06830.

(3)
Consists of 24,440,498 shares owned by GS Capital Partners V Fund, L.P., 12,624,940 shares owned by GS Capital Partners Fund V Offshore Fund, L.P., 8,380,981 shares owned by GS Capital Partners V Institutional, L.P., 968,983 shares owned by GS Capital Partners V GmbH & Co. KG, 13,281,477 shares owned by GS Capital Partners VI Fund, L.P., 11,047,065 shares owned by GS Capital Partners Fund VI Offshore Fund, L.P., 3,652,180 shares owned by GS Capital Partners VI Parallel, L.P. and 472,024 shares owned by GS Capital Partners VI GmbH & Co. KG (collectively, the "Goldman Sachs Capital Partners Funds"), in each case, either directly or indirectly through wholly-owned subsidiaries, and 924 shares acquired by The Goldman Sachs Group, Inc. ("GS Group") or another wholly-owned broker or dealer subsidiary. GS Group and certain affiliates, including Goldman, Sachs & Co. ("GS & Co."), may be deemed to directly or indirectly own the 74,868,148 shares of common stock which are owned directly or indirectly by the Goldman Sachs Capital Partners Funds, of which affiliates of GS Group and GS & Co. are the general partner, managing limited partner or the managing partner. GS & Co. is the investment manager for certain of the Goldman Sachs Capital Partner Funds. GS & Co. is a direct and indirect wholly-owned subsidiary of GS Group. GS Group, GS & Co. and the Goldman Sachs Capital Partner Funds share voting power and investment power with certain of their respective affiliates. Each of GS Group, GS & Co. and the Goldman Sachs Capital Partners Funds disclaim beneficial ownership of shares beneficially owned by (i) any client accounts with respect to which the GS Group, GS & Co., the Goldman Sachs Capital Partners Funds, their affiliates or their employees have voting or investment discretion, or both, and (ii) certain investment entities of which the GS Group, GS & Co. or their affiliates act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the GS Group, GS & Co. or their affiliates. The address of the Goldman Sachs Capital Partner Funds, GS Group and GS & Co. is 200 West St., New York, New York 10282.

(4)
The KERN Fund is defined as KERN Cobalt Co-Invest Partners AP LP (the "AP Partnership"). The shares held by the AP Partnership may be deemed to be beneficially owned by KERN Cobalt Group Management Ltd. ("KERN Cobalt Group"), as a result of KERN Cobalt Group being the general partner of the AP Partnership. The AP Partnership and KERN Cobalt Group may be deemed to have shared voting control and investment discretion over securities owned by the AP Partnership. Additionally, these shares may be deemed to be indirectly beneficially owned by the following: The Board of Trustees of the Leland Stanford Junior University, Caisse de dépôt et placement du Québec, KERN Energy Partners I LP ("KERN I"), KERN Energy Partners II LP ("KERN II"), KERN Energy Partners III LP ("KERN III") and KERN Cobalt Co-Invest V LP ("KERN V"), each a limited partner of the AP Partnership; KERN Energy Partners I U.S. LP

  ("KERN I U.S."), KERN Energy Partners II U.S. LP ("KERN II U.S.") and KERN Energy Partners III U.S. LP ("KERN III U.S."), each a limited partner of KERN V; KERN Cobalt Group V LLC ("KERN Group V"), the general partner of KERN V; KERN Energy Partners Management Ltd. ("KERN Management"), the general partner of KERN I and KERN I U.S.; KERN Partners Ltd. ("KERN Partners"), the sole stockholder of KERN Cobalt Group, KERN Management and KERN Energy Partners Management II Ltd. ("KERN Management II") and the sole member of KERN Group V; KERN Management II, the general partner of KERN II and KERN II U.S.; KERN Energy Partners GP III LP ("KERN Energy GP"), the general partner of KERN III and KERN III U.S.; KERN Energy Partners Management III Ltd. ("KERN Management III"), the general partner of KERN Energy GP; Pentti Karkkainen, a director of KERN Partners; and D. Jeff van Steenbergen, a director of KERN Partners, a director and/or officer of certain subsidiaries and affiliates thereof and a director of the Company. KERN Partners may be deemed to have shared voting control and investment discretion over securities owned by the AP Partnership. Messrs. Karkkainen and van Steenbergen, each a director of KERN Partners, may also be deemed to have shared voting control and investment discretion over securities beneficially owned by the AP Partnership. The address of The Board of Trustees of the Leland Stanford Junior University is 635 Knight Way, Stanford, CA 94305-7297. The address of Caisse de depot et placement du Quebec is 1000 place Jean-Paul-Riopelle, Montreal, Quebec, Canada H2Z 2B3. The address of each of the other persons mentioned in this paragraph is c/o KERN Partners Ltd., Centennial Place East, 3110-520 3rd Avenue SW, Calgary, Alberta, Canada T2P 0R3.

(5)
Based on a Schedule 13G filed with the SEC on February 14, 2012 by Wellington Management Company, LLP ("Wellington"). Such filing indicates that in its capacity as investment adviser, Wellington may be deemed to beneficially own 25,915,351 shares of common stock which are held of record by clients of Wellington. Wellington has shared power to dispose or direct the disposition of 25,915,351 shares of common stock held by it and has shared power to vote or direct the vote of 17,764,730 shares of common stock held by it. The address of Wellington is 280 Congress Street, Boston, MA 02210.

(6)
The number of shares beneficially owned before the offering includes (i) 506,152 shares of common stock held by the Bryant 2007 Descendants' Trust, of which Mr. Bryant is the beneficial owner (ii) 1,010,333 shares of common stock included in Mr. Bryant's unvested restricted stock awards (iii) 57,252 shares of common stock underlying Mr. Bryant's vested options and (iv) 72,873 shares of common stock, in which Mr. Bryant is deemed to be invested under the Cobalt International Energy L.P. Deferred Compensation Plan; and excludes up to (i) 40,160 shares underlying restricted stock units and (ii) 171,755 shares underlying unvested options. All of the shares of common stock being offered are offered by Mr. Bryant and not the Bryant 2007 Descendants' Trust.

(7)
Includes 75,871 shares of common stock held by The John Pollan Wilkirson 2009 GRAT, 75,870 shares of common stock held by The Stacy Spence Wilkirson 2009 GRAT and 96,806 shares of common stock held by the Wilkirson Holdings Trust, of which Mr. Wilkirson is the beneficial owner and 12,882 shares of common stock underlying Mr. Wilkirson's vested options. Includes 69,794, 23,577, 19,484, and 19,483 shares of common stock included in unvested restricted stock awarded to Mr. Wilkirson, the Wilkirson Holdings Trust, The John Pollan Wilkirson 2009 GRAT and The Stacy Spence Wilkirson 2009 GRAT, respectively. Includes 1,000 shares of common stock held by Mr. Wilkirson's children, of which Mr. Wilkirson disclaims beneficial ownership, except to the extent of his pecuniary interest therein, if any. Excludes up to 9,036 shares underlying restricted stock units and 38,645 shares underlying unvested options.

(8)
The number of shares beneficially owned before the offering includes (i) 400,828 shares of common stock included in Mr. Painter's unvested restricted stock awards (ii) 22,543 shares of common stock underlying Mr. Painter's vested options and (iii) 17,442 shares of common stock, in which Mr. Painter is deemed to be invested under the Cobalt International Energy L.P. Deferred Compensation Plan; and excludes up to (i) 15,813 shares underlying restricted stock units and (ii) 67,628 shares underlying unvested options.

(9)
The number of shares beneficially owned before the offering includes (i) 398,494 shares of common stock included in Mr. Farnsworth's unvested restricted stock awards (ii) 22,543 shares of common stock underlying Mr. Farnsworth's vested options and (iii) 8,639 shares of common stock, in which Mr. Farnsworth is deemed to be invested under the Cobalt International Energy L.P. Deferred Compensation Plan; and excludes up to (i) 15,813 shares underlying restricted stock units and (ii) 67,628 shares underlying unvested options.

(10)
The number of shares beneficially owned before the offering includes (i) 529,256 shares of common stock held by Veer Eagles Partners Ltd. (ii) 23,681 shares of common stock underlying Mr. Whitfield's vested options (iii) 112,254 and 237,072 shares of common stock included in unvested restricted stock awarded to Mr. Whitfield and Veer Eagles Partners Ltd., respectively, and (iv) 19,035 shares of common stock, in which Mr. Whitfield is deemed to be invested under the Cobalt International Energy L.P. Deferred Compensation Plan; and excludes (i) up to 16,611 shares underlying restricted stock units and (ii) 71,042 shares underlying unvested options. The number of shares of common stock being offered includes 60,000 shares of common stock offered by Veer Eagles Partners Ltd. and 40,000 shares of common stock offered by Mr. Whitfield.

(11)
Peter R. Coneway and N. John Lancaster are managing directors of Riverstone. Each of Mr. Coneway and Mr. Lancaster disclaims beneficial ownership of the shares that relate to and are described in footnote 1 above, except to the extent of their pecuniary interest therein, if any. The address of Mr. Coneway is 1000 Louisiana, Suite 1000 Houston, Texas 77002. The address of Mr. Lancaster is 712 Fifth Avenue, Suite 51, New York, NY 10019.

(12)
The number of shares beneficially owned before the offering includes (i) 12,500 shares of common stock held by Janet Golden & Jack Golden Trust 1 and (ii) 12,500 shares of common stock held by Janet Golden & Jack Golden Trust 2, of which Mr. Golden is the beneficial owner; and excludes (i) 13,537 shares of common stock, in which Dr. Golden is deemed to be invested under our Non-Employee Directors Deferral Plan and (ii) 12,905 shares of common stock issuable upon settlement of the restricted stock unit award granted to Dr. Golden under our Non-Employee Directors Compensation Plan. The number of shares of common stock being offered includes 7,500 shares of common stock offered by each of the Janet Golden & Jack Golden Trust 1 and Janet Golden & Jack Golden Trust 2 and 35,000 shares of common stock offered by Mr. Golden.

(13)
Michael G. France and Kenneth W. Moore are managing directors of First Reserve GP XI, Inc. Each of Mr. Moore and Mr. France disclaims beneficial ownership of the shares that relate to and are described in footnote 2 above, except to the extent of their pecuniary interest therein, if any. The address of Mr. France and Mr. Moore is One Lafayette Place, Greenwich, CT 06830.

(14)
Scott L. Lebovitz and Kenneth A. Pontarelli are managing directors of Goldman, Sachs & Co. Each of Mr. Lebovitz and Mr. Pontarelli disclaims beneficial ownership of the shares that relate to and are described in footnote 3 above, except to the extent of their pecuniary interest therein, if any. The address of Mr. Lebovitz and Mr. Pontarelli is 200 West Street, 28th Floor, New York, NY 10282.

(15)
Excludes 12,905 shares of common stock issuable upon settlement of the restricted stock unit award granted to Jon A. Marshall under our Non-Employee Directors Compensation Plan.

(16)
Excludes 21,548 shares of common stock, in which Myles W. Scoggins is deemed to be invested under our Non-Employee Directors Deferral Plan, and 12,905 shares of common stock issuable upon settlement of the restricted stock unit award granted to Dr. Scoggins under our Non-Employee Directors Compensation Plan.

(17)
D. Jeff van Steenbergen is a director of KERN Partners Ltd. Mr. van Steenbergen disclaims beneficial ownership of the shares that relate to and are described in footnote 6 above, except to the extent of his pecuniary interest therein, if any. The address of Mr. van Steenbergen is Centennial Place East, 3110-520 3rd Avenue SW, Calgary, Alberta, Canada T2P 0R3.

(18)
Excludes 34,697 shares of common stock, in which Martin H. Young, Jr. is deemed to be invested under our Non-Employee Directors Deferral Plan, and 12,905 shares of common stock issuable upon settlement of the restricted stock unit award granted to Mr. Young under our Non-Employee Directors Compensation Plan.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a beneficial owner that is a "non-U.S. holder." A "non-U.S. holder" is a person or entity that, for U.S. federal income tax purposes, is a:

  •
  non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates,

  •
  foreign corporation or

  •
  foreign estate or trust.

        A "non-U.S. holder" does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of our common stock.

        If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes) owns our common stock, the tax treatment of a partner or beneficial owner of such entity may depend upon the status of such owner and the activities of such entity and by certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own our common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

        This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

  Dividends

        As discussed under "Dividend Policy" above, we do not currently expect to pay dividends on our common stock. In the event that we do pay dividends, dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder generally will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

        The withholding tax does not apply to dividends paid to a non-U.S. holder that provides an Internal Revenue Service Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate).

  Gain on Disposition of Common Stock

        A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable treaty providing otherwise (in this case, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons (subject to an applicable income tax-treaty providing otherwise) and, if the non-U.S. holder is a foreign corporation, an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate) may also apply), or

  •
  we are or have been a U.S. real property holding corporation, as defined below, at any time within the five-year period preceding the disposition or the non-U.S. holder's holding period, whichever period is shorter, and either (i) our common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or (ii) the non-U.S. holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. holder's holding period, whichever period is shorter, more than 5% of our common stock.

        Generally, a corporation is a U.S. real property holding corporation if the fair market value of its "U.S. real property interests," as defined in the Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Our assets consist primarily of interests in U.S. oil and gas properties (which constitute U.S. real property interests for purposes of determining whether we are a U.S. real property holding corporation) and interests in non-U.S. oil and gas properties, the relative values of which at any time may be uncertain and may fluctuate significantly over time. As a result, we may be, now or at any time while a non-U.S. holder owns our common stock, a U.S. real property holding corporation.

        Our common stock is currently listed on the NYSE and we believe that, for as long as we continue to be so listed, our common stock will be treated as regularly traded on an established securities market. If we are or become a U.S. real property holding corporation, and if our common stock ceased to be regularly traded on an established securities market, a non-U.S. holder generally would be subject to U.S. federal income tax on any gain from the disposition of our common stock and transferees of our stock would generally be required to withhold 10% of the gross proceeds payable to the transferor. The gain would be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident, and the non-U.S. holder would be required to file a U.S. tax return with respect to such gain. Regardless of whether our common stock is regularly traded on an established securities market, if we are or become a U.S. real property holding corporation, a non-U.S. holder that has owned, or is deemed to have owned, at any time within the shorter of the five-year period preceding the disposition of our common stock or the non-U.S. holder's holding period, more than 5% of our common stock, generally will be subject to U.S. federal income tax on any gain from the disposition of our common stock. The gain will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident, and a non-U.S. holder will be required to file a U.S. tax return with respect to such gain.

  Information Reporting Requirements and Backup Withholding

        Information returns will be filed with the Internal Revenue Service in connection with payments of dividends and the proceeds from a sale or other disposition of common stock. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such non-U.S. holder's U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

  Withholding on Payments to Certain Foreign Entities

        Effective for payments after December 31, 2012 (subject to a limited transition rule), the Foreign Account Tax Compliance Act ("FATCA") imposes withholding at a 30% rate on payments to certain foreign entities that have not satisfied FATCA information reporting and diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities). Transition relief delays FATCA withholding on dividends to dividends paid after December 31, 2013 and on gross proceeds from the sale or other disposition of common stock to amounts paid after December 31, 2014. Non-U.S. holders should consult their tax advisors regarding the possible implications of FATCA for their investment in our common stock.

  Federal Estate Tax

        Individual non-U.S. holders and entities the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

UNDERWRITING (Conflicts of Interest)

        Under the terms and subject to the conditions contained in an underwriting agreement dated as of                  2012, we and the selling stockholders have agreed to sell to the underwriters named below, for whom Goldman, Sachs & Co., Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as representatives, and the underwriters severally have agreed to purchase from us and the selling stockholders, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC
Credit Suisse Securities (USA) LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Tudor, Pickering, Holt & Co. Securities, Inc.
Deutsche Bank Securities Inc.
RBC Capital Markets, LLC
UBS Securities LLC
Howard Weil Incorporated
Stifel, Nicolaus & Company, Incorporated
Capital One Southcoast, Inc.

Total	47,000,000

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        We and the selling stockholders have granted to the underwriters a 30-day option to purchase up to 7,050,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions. We will provide one-third of the number of shares to be sold pursuant to this option and the selling stockholders will provide the remaining two-thirds on a pro rata basis. The option may be exercised only to cover any over-allotments of common stock.

        The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $            per share. After the public offering the representatives may change the public offering price and concession and discount to broker/dealers. The offering of the shares of common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions paid by us	$	$	$	$
Underwriting discounts and commissions paid by the selling stockholders	$	$	$	$

        We estimate that the total expenses for this offering, excluding underwriting discounts and commissions, will be approximately $750,000, and will be paid by us.

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 90 days after the date of the underwriting agreement. The restrictions described in this paragraph do not apply to:

  •
  the sale of shares of common stock to the underwriters in this offering;

  •
  the registration of shares of common stock pursuant to the terms of a registration rights agreement signed in connection with our IPO;

  •
  grants of employee stock options or restricted stock or restricted stock units in the ordinary course of business and in accordance with the terms of the compensation plans described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus as in existence as of the date hereof;

  •
  the issuance of shares of common stock upon the exercise of an option or warrant or the conversion of a security granted under employee compensation plans described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus as existing on or otherwise outstanding as of the date hereof; or

  •
  the filing of a registration statement on Form S-8 relating to the offering of securities in accordance with the terms of the compensation plan described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus as in effect on the date hereof.

        Our officers, directors, the selling stockholders and certain of our other stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, whether any of these transactions are to be settled by delivery of our common stock, securities convertible into or exchangeable or exercisable for any shares of our common stock, or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of 90 days after the date of the underwriting agreement. The restrictions described in this paragraph do not apply to:

  •
  transfers or distributions of shares of common stock or any security convertible into common stock (i) in this offering, (ii) as a bona fide gift or gifts, (iii) to any trust for the direct or indirect benefit of the transferee or an immediate family member, (iv) by testate or intestate succession, (v) to general or limited partners, members, or stockholders of the transferor, or to any corporation, partnership, limited liability company or other person or entity that is a direct or indirect affiliate of the transferor or (vi) to any corporation, partnership, limited liability company or other business entity with whom the transferor shares in common an investment manager or advisor, in each case who has investment discretionary authority with respect to the transferor's and such other entity's investments pursuant to an investment management, investment advisory or similar agreement, provided that in each case of (ii) through (vi), each donee, distributee or transferee agrees to be bound in writing by the terms of the lock-up agreement prior to such transfer and no filing by any party (donor, donee, transferor or transferee) under Section 16(a) of the Securities Exchange Act of 1934, as amended (the

    "Exchange Act"), reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period;

  •
  transactions relating to shares of common stock or other securities convertible into or exchangeable or exercisable for any shares of our common stock acquired in open market transactions or any issuer directed share program after completion of this offering;

  •
  the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock, provided that such plan does not permit such transfers during the lock-up period; and

  •
  transactions relating to shares of common stock or any security convertible into or exchangeable or exercisable for any shares of our common stock executed under a trading plan pursuant to Rule 10b5-1 under the Exchange Act as existing on the date of the underwriting agreement providing for the transfer of shares of common stock or any security convertible into or exchangeable or exercisable for any shares of our common stock.

        Certain of our officers, directors and employees have established trading plans pursuant to Rule 10b5-1 and may sell, pledge or otherwise dispose, directly or indirectly, shares of our common stock (or securities convertible into or exchangeable for any shares of our common stock) during the lock-up period.

        We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        As of December 31, 2011, certain affiliates of Goldman, Sachs & Co. owned, directly or indirectly, 74,869,072 shares of our common stock, representing approximately 19.1% of the shares of our common stock then issued and outstanding. Certain affiliates of Goldman, Sachs & Co. will sell 8,830,110 shares of our common stock in this offering. After giving effect to this offering (based on share ownership as of December 31, 2011 and assuming no exercise of the underwriters' over-allotment option), certain affiliates of Goldman, Sachs & Co. will own, directly or indirectly, 66,038,962 shares of our common stock, representing approximately 16.2% of the shares of our common stock issued and outstanding. These shares do not include shares acquired by Goldman, Sachs & Co. in market-making transactions.

        In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids, as well as purchasers by the underwriters for their own accounts, may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange and, if commenced, may be discontinued at any time.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, our affiliates and the selling stockholders, for which they received or will receive customary fees and expenses. Additionally, Scott L. Lebovitz and Kenneth A. Pontarelli, two of our twelve directors, are managing directors of Goldman, Sachs & Co. The address of Mr. Lebovitz and Mr. Pontarelli is 200 West Street, 28th Floor, New York, New York, 10282. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or our instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        The shares are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

        Each of the underwriters has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the shares directly or indirectly, or distribute this prospectus supplement and the accompanying prospectus or any other offering material relating to the shares, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement and accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication by us, the selling stockholders, or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each of the underwriters severally represents, warrants and agrees as follows:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

        Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the shares to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

        No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia ("Corporations Act")) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission ("ASIC"). This document has not been lodged with

ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

        (a)   you confirm and warrant that you are either:

    (i)
    a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

    (ii)
    a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

    (iii)
    a person associated with the company under section 708(12) of the Corporations Act; or

    (iv)
    a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

  (b)
  you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

        The shares are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus and other offering materials relating to the offer of the shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not "addressed to the public at large or to a certain sector or specific group of the public").

        A prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Conflicts of Interest

        Because Goldman, Sachs & Co., one of the participating underwriters, may be deemed to beneficially own in excess of 10% of our issued and outstanding common stock, FINRA deems Goldman, Sachs & Co. to be our "affiliate" and to have a "conflict of interest" with us within the meaning of Rule 5121, as administered by FINRA. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of equity securities for which a "bona fide public market," as defined by FINRA Rule 5121(f)(3), exists.

VALIDITY OF SECURITIES

        The validity of the common stock offered in this prospectus supplement is being passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Shearman & Sterling LLP, New York, New York is acting as counsel for the underwriters in this offering. Certain legal matters will be passed upon for certain of the selling stockholders by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

PROSPECTUS

Cobalt International Energy, Inc.

Common Stock
Preferred Stock
Debt Securities
Warrants
Purchase Contracts
Units

        We may offer from time to time common stock, preferred stock, debt securities, warrants, purchase contracts or units. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, certain selling securityholders to be identified in supplements to this prospectus may offer and sell these securities from time to time. Specific amounts and terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

        Investing in these securities involves certain risks. See "Risk Factors" beginning on page 5 before you make your investment decision.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 4, 2011

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. Unless otherwise stated in this prospectus, the terms Cobalt, "we," "us," and "our" refer to Cobalt International Energy, Inc. and its subsidiaries.

COBALT INTERNATIONAL ENERGY, INC.

        We are an independent, oil-focused exploration and production company with a world-class below salt prospect inventory in the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon in West Africa. As of September 30, 2010, we have established a current portfolio of 134 identified, well-defined prospects, comprised of 48 prospects located in the deepwater U.S. Gulf of Mexico and 86 prospects located in offshore West Africa.

        Our principal executive offices are located at 1980 Post Oak Boulevard, Suite 1200, Houston, Texas, 77056, and our telephone number is (713) 579-9100. We maintain a website at www.cobaltintl.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

 About this Prospectus

        This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we or the selling securityholders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or the selling securityholders may offer. Each time we or the selling securityholders sell securities pursuant to the registration statement of which this prospectus forms a part, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus:

  (a)
  Current Reports on Form 8-K dated January 29, 2010 (excluding Item 2.02), February 24, 2010, May 4, 2010, May 12, 2010, May 24, 2010 and June 16, 2010;

  (b)
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

  (c)
  Annual Report on Form 10-K for the year ended December 31, 2009; and

  (d)
  Registration Statement on Form 8-A dated December 11, 2009.

        You may request a copy of these filings at no cost, by writing or telephoning us at:

Cobalt International Energy, Inc.
Two Post Oak Central
1980 Post Oak Boulevard, Suite 1200
Houston, TX 77056
Attention: Associate General Counsel and Secretary
Telephone: (713) 579-9100

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement and the documents incorporated by reference herein or therein include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our estimates and forward-looking statements are mainly based on our current expectations and estimates of future events and trends, which affect or may affect our business and operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to us. Many important factors, in addition to the factors described in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein, may adversely affect our results as indicated in forward-looking statements. You should read this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein completely and with the understanding that our actual future results may be materially different from what we expect.

        Our estimates and forward-looking statements may be influenced by the following factors, among others:

  •
  our and our partners' ability to obtain permits and drill in the U.S. Gulf of Mexico in light of the legislative and regulatory response resulting from the Deepwater Horizon drilling rig incident and oil spill;

  •
  current and future government regulation of the oil and gas industry;

  •
  changes in environmental laws or the implementation of those laws;

  •
  the costs and delays associated with complying with additional legislation and regulation of the oil and gas industry;

  •
  the successful implementation of our and our partners' prospect development and drilling plans;

  •
  our ability to obtain financing;

  •
  uncertainties inherent in making estimates of our oil and natural gas data;

  •
  the discovery and development of oil reserves;

  •
  projected and targeted capital expenditures and other costs, commitments and revenues;

  •
  termination of or intervention in concessions, licenses, permits, rights or authorizations granted by the United States, Angolan and Gabonese governments to us;

  •
  competition;

  •
  the volatility of oil prices;

  •
  our ability to successfully develop our current prospects and to find, acquire or gain access to other prospects;

  •
  the availability and cost of drilling rigs, production equipment, supplies, personnel and oilfield services;

  •
  the availability and cost of developing appropriate infrastructure around and transportation to our prospects;

  •
  military operations, terrorist acts, wars or embargoes;

  •
  our dependence on our key management personnel and our ability to attract and retain qualified personnel;

  •
  our vulnerability to severe weather events, especially tropical storms and hurricanes in the U.S. Gulf of Mexico;

  •
  the cost and availability of adequate insurance coverage; and

  •
  other risk factors discussed in the "Risk Factors" section of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, respectively, our Annual Report on Form 10-K for the year ended December 31, 2009, in any accompanying prospectus supplement and in other filings made by the us from time to time with the SEC or in materials incorporated herein or therein.

        The words "believe," "may," "will," "aim," "estimate," "continue," "anticipate," "intend," "expect," "plan" and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements speak only as of the date they were made, and, except to the extent required by law, we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. As a result of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein might not occur and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, including, but not limited to, the factors mentioned above. Because of these uncertainties, you should not place undue reliance on these forward-looking statements.

RISK FACTORS

        An investment in our securities involves significant risks. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

RATIO OF EARNINGS TO FIXED CHARGES

        Since inception our ratio of earnings to fixed charges has been zero. The basis for this calculation is that we have no long-term debt and therefore no interest expensed or capitalized, amortized premiums, discounts or capitalized expense relating to indebtedness.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock is based upon our certificate of incorporation, our bylaws and applicable provisions of law. We have summarized certain portions of the certificate of incorporation and bylaws below. The summary is not complete. The certificate of incorporation and bylaws are incorporated by reference in the registration statement for these securities that we have filed with the SEC and have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2009 and our Registration Statement on Form 8-A dated December 11, 2009, respectively. You should read the certificate of incorporation and bylaws for the provisions that are important to you.

        We are authorized to issue 2,000,000,000 shares of common stock, $0.01 par value per share, and 200,000,000 shares of preferred stock, $0.01 par value per share. As of September 30, 2010 we had 356,091,275 shares of common stock outstanding held of record by 96 stockholders and no shares of preferred stock outstanding.

Common Stock

        Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

        The preferred stock, if issued, would have priority over the common stock with respect to dividends and other distributions, including the distribution of our assets upon liquidation. Our board of directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.

        When we or the selling securityholders offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock and is also subject to our certificate of incorporation.

        The transfer agent for each series of preferred stock will be described in the prospectus supplement.

Certain Provisions of Our Certificate of Incorporation and By-laws

        Provisions of our certificate of incorporation and by-laws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

        Among other things, our certificate of incorporation and by-laws:

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  permit our board of directors to issue up to 200,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

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  provide that the authorized number of directors may be changed only by resolution of the board of directors;

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  provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

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  at any time after funds affiliated with First Reserve Corporation, Goldman, Sachs & Co., Riverstone Holdings LLC and The Carlyle Group, and KERN Partners Ltd. and certain limited partners in such funds affiliated with KERN Partners Ltd. (collectively, the "controlling shareholders") no longer beneficially own more than 50% of the outstanding shares of our common stock or our company fails to qualify as a "controlled company" under the New York Stock Exchange ("NYSE") rules as in effect at the time of our initial public offering, provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock (prior to such time, provide that such actions may be taken without a meeting by written consent);

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  at any time after the controlling shareholders no longer beneficially own more than 50% of the outstanding shares of our common stock or our company fails to qualify as a "controlled company" under the NYSE rules as in effect at the time of our initial public offering, provide for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, other than directors which may be elected by holders of preferred stock, if any (prior to such time, provide that our board of directors shall consist of a single class of directors serving one year terms);

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  at any time after the controlling shareholders no longer beneficially own more than 50% of the outstanding shares of our common stock or our company fails to qualify as a "controlled company" under the NYSE rules as in effect at the time of our initial public offering, provide that directors may be removed only for cause and only by the affirmative vote of holders of a majority of the combined voting power of our then outstanding stock (prior to such time, provide that directors may be removed with or without cause);

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  at any time after the controlling shareholders no longer beneficially own more than 50% of the outstanding shares of our common stock or our company fails to qualify as a "controlled company" under the NYSE rules as in effect at the time of our initial public offering, provide that special meetings of our stockholders may only be called by the board of directors or the chairman of the board (prior to such time provide that a special meeting may also be called by stockholders holding a majority of the outstanding shares entitled to vote);

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  provide that we renounce any interest in the business opportunities of the controlling shareholders and of our directors who are affiliated with the controlling shareholders, other than directors employed by us, and that neither our directors affiliated with the controlling shareholders, other than directors employed by us, nor the controlling shareholders have any obligation to offer us those opportunities;

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  eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Laws (the "DGCL") and indemnify our directors and officers to the fullest extent permitted by Section 145 of the DGCL;

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  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder's notice;

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  do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose; and

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  provide that our by-laws can be amended or repealed at any regular or special meeting of stockholders or by the board of directors.

  Opt-Out of Section 203 of the DGCL

        We have expressly elected not to be governed by the "business combination" provisions of Section 203 of the DGCL. At any time after the controlling shareholders no longer beneficially own at least 25% of the outstanding shares of our common stock, such election shall be automatically withdrawn and we will thereafter be governed by the "Business Combination" provisions of Section 203 of the DGCL. Section 203 prohibits a person who acquires more than 15% but less than 85% of all classes of our outstanding voting stock without the approval of our board of directors from merging or combining with us for a period of three years, unless the merger or combination is approved by a two-thirds vote of the shares not owned by such person. These provisions would apply even if the proposed merger or acquisition could be considered beneficial by some stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Listing

        Our common stock is listed on the NYSE under the symbol "CIE."

DESCRIPTION OF DEBT SECURITIES

        The debt securities will constitute either senior or subordinated debt of Cobalt. The debt securities that are sold may be exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. The debt securities will be issued under one or more separate indentures between us and a designated trustee. We will include in a prospectus supplement the specific terms of each series of senior or subordinated debt securities being offered, including the terms, if any, on which a series of senior or subordinated debt securities may be convertible into or exchangeable for other securities. In addition, the material terms of any indenture, which will govern the rights of the holders of our senior or subordinated debt securities will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

        We may issue purchase contracts for the purchase or sale of:

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  debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

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  currencies; or

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  commodities.

        Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

        The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under an indenture.

DESCRIPTION OF UNITS

        As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

FORMS OF SECURITIES

        Each debt security, warrant, and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants, or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor's beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

        Registered Global Securities.    We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

        If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

        Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

        So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

        Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, guaranteed trust preferred securities or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Cobalt, the trustees, the warrant agents, the unit agents or any other agent of Cobalt, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

        We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

        If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary's instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

        Cobalt and/or the selling securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

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  through underwriters or dealers;

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  directly to a limited number of purchasers or to a single purchaser; or

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  through agents.

        The prospectus supplement will state the terms of the offering of the securities, including:

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  the name or names of any underwriters, dealers or agents;

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  the purchase price of such securities and the proceeds to be received by Cobalt, if any;

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  any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

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  any public offering price;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchanges on which the securities may be listed.

        Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If Cobalt and/or the selling securityholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

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  negotiated transactions;

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  at a fixed public offering price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to prevailing market prices; or

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  at negotiated prices.

        Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

        Cobalt and/or the selling securityholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

        Cobalt and/or the selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Cobalt at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

        Underwriters and agents may be entitled under agreements entered into with Cobalt and/or the selling securityholders, if applicable, to indemnification by Cobalt and/or the selling securityholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Cobalt and its affiliates in the ordinary course of business.

        Each series of securities other than the common stock, which is listed on the NYSE, will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

VALIDITY OF SECURITIES

        The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP.

EXPERTS

        The consolidated financial statements of Cobalt International Energy, Inc. (previously known as Cobalt International Energy, L.P.) (a development stage enterprise) appearing in Cobalt International Energy, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.